Exhibit 5.2

July 15, 2025

American Express Receivables Financing Corporation III LLC

115 W Towne Ridge Pkwy, Room 454

Sandy, Utah 84070

Re:	American Express Credit Account Master Trust

Class A Series 2025-5 4.51% Asset Backed Certificates

Ladies and Gentlemen:

We have acted as special counsel to American Express Receivables Financing Corporation III LLC, a Delaware limited liability company (the “Transferor”), and have examined the Registration Statement on Form SF-3 (File Nos. 333-263871 and 333-263871-01), filed by the Transferor with the Securities and Exchange Commission on March 25, 2022, and declared effective on August 2, 2022 (as amended, the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the Class A Series 2025-5 4.51% Asset Backed Certificates (the “Class A Certificates”). The Transferor will also issue the Class B Series 2025-5 4.90% Asset Backed Certificates (the “Class B Certificates” and, together with the Class A Certificates, the “Certificates”), which will be purchased directly by the Transferor or an affiliate of the Transferor. The Certificates will be issued pursuant to a Fourth Amended and Restated Pooling and Servicing Agreement, dated as of April 1, 2018, as amended from time to time, and the Series 2025-5 Supplement, expected to be dated as of July 22, 2025 (together, the “Pooling and Servicing Agreement”), as more particularly described in the prospectus, dated July 15, 2025 (the “Prospectus”).

We have examined such instruments, documents and records as we have deemed relevant and necessary for the purposes of our opinion expressed below. In such examination, we have assumed: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination and assumptions, and upon consideration of applicable law, we are of the opinion that, when the Class A Certificates have been duly executed, authenticated and delivered in accordance with the Pooling and Servicing Agreement, and upon the sale of the Class A Certificates in the manner described in the Prospectus, the Class A Certificates will be legally issued, and the holders of the Class A Certificates will have no obligation to make payments to the Transferor or its creditors (other than the purchase price for the Class A

American Express Receivables Financing Corporation III LLC

July 15, 2025

Certificates) or contributions to the Transferor or its creditors solely by reason of the holders’ ownership of the Class A Certificates.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K for incorporation into the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP